Exhibit 99.1
December 19, 2011

Dear Shareholder,

At their December 7, 2011 meeting the Board of Directors of Tri City Bankshares Corporation approved a dividend of $0.21 per share for the first quarter, payable January 13, 2012 to shareholders of record January 3, 2012.

Shareholders will recall the Board declared a special dividend in December 2010.  As a result of the special dividend, quarterly dividend payments were eliminated during 2011.

The Corporation’s growth from $793 million to $1.1 billion in total assets as a result of the FDIC-assisted bank acquisition in 2009 has had a positive impact in the last two years as reported earnings have been significantly above performance levels of other Wisconsin financial institutions.  As a larger banking organization the long term outlook for the Corporation is also enhanced.

The Corporation’s equity is significantly above the level required to be considered “well capitalized” under current regulations, however, the ratio of capital-to-assets will be impacted by proposals requiring banks maintain more equity capital as new rules for capital “buffers” are phased in through 2018.

After a comprehensive review of current economic conditions and these evolving regulatory requirements the Board agreed the dividend strategy for the Corporation shall include strengthening capital levels and over time, a goal of returning to an enhanced capital position, a “voluntary cushion” similar to that which the Corporation has historically held over capital levels required to be considered well capitalized.

The Board is committed to have Tri City Bankshares Corporation move forward as the strong, profitable and independent community bank it has always been.  Strong capital levels allowed us to take the steps that have carried the Corporation through these turbulent times in a manner unlike most other financial institutions.  Shareholders may rest assured maintaining that type of strength is and will remain our common goal.

Very truly yours,

TRI CITY BANKSHARES CORPORATION

/s/ Ronald K. Puetz
Ronald K. Puetz
Chairman and Chief Executive Officer

FORWARD-LOOKING STATEMENTS

This letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are statements that speak to the Corporation's plans, goals, beliefs or expectations for the future.  Forward-looking statements are subject to significant risks and uncertainties and actual events may differ materially from those discussed therein.  Factors that might cause this to happen include, but are not limited to, the risk factors set forth in Item 1A of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports we have filed and any future reports we may file with the SEC.  All forward-looking statements in this letter are based upon information available at the time the statement is made and the Corporation assumes no obligation to update any forward-looking statement.